Exhibit L

                       NORTHEAST UTILITIES

                  MONEY POOL FEASIBILITY STUDY



                        December 22, 2003



EXECUTIVE SUMMARY

This report follows the June 30, 2003  Securities and Exchange
Commission order to submit a feasibility study concerning the creation of a separate money pool for non-utility subsidiaries of Northeast Utilities by December 31, 2003.

This report outlines the methodology used for the study and presents the study's findings.


INTRODUCTION

  1. This report evaluates the impact on the NU system of using two separate money pools; one for the non-utility subsidiaries and one for the utility subsidiaries of Northeast Utilities ("NU") instead of one combined money pool, using the historical money pool activities during the study period.

  2. Non-Utility Subsidiaries of NU are: Northeast Generation Company, NU Enterprises, Inc., The Rocky River Realty Company, The Quinnehtuk Company, NorConn Properties, Inc, Select Energy Services, Inc., Select Energy, Inc., Select Energy New York, Inc., Northeast Generation Services Company, Woods Electrical Co., Inc., E. S. Boulos Company, Yankee Energy Services Company, Mode 1 Communications, Inc., Woods Network Services, Inc., and Yankee Energy Financial Services Company.

  3.   Utility Subsidiaries of NU are: The Connecticut Light and
       Power Company, Western Massachusetts Electric Company, Public Service Company of New Hampshire, Yankee Gas Services Company, Holyoke Water Power Company, North Atlantic Energy Corporation, Northeast Nuclear Energy Company, and Yankee Energy System, Inc.

  4.   In this report NU is treated as a member of both the Non-
       Utility and Utility money pools but is not permitted to borrow from either pool.

  5.   Study period: Jan. 2000 - Sept. 2003



STUDY METHODOLOGY

  1. Historical daily Money Pool transactions from January 2000 through September 2003 were grouped into Utility and Non-Utility group categories. These transactions were then applied to the appropriate Money Pool.

  2. NU was allowed to participate solely as a lender in both the Utility and the Non-Utility Money Pool.

  3. Ending Money Pool balances were re-calculated for the Utility and Non-Utility Money Pools.

  4. Utility Subsidiaries were afforded borrowing priority over Non-Utility Subsidiaries. Accordingly, NU first funded any short-falls in the Utility Money Pool. NU then provided secondary funding for any short-falls in the Non-Utility Money Pool.

  5.   In the event that either the Utility or Non-Utility Money
       Pools had a cash short-fall unable to be funded by NU, an external revolver borrowing was assumed to have been initiated. External borrowings were initiated by NU Parent if the Non-Utility Money Pool had the short-fall and initiated by one of the Utility Subsidiaries if the Utility Money Pool had a short-fall. The ability to transfer funds to NU by a subsidiary in one Money Pool with available cash through dividends or other means, to enable NU to invest such funds in the other Money Pool was not used in the study.

  6. The interest rate used for interest expense associated with the additional external borrowings was the average interest rate based on the actual bank loans.

  7. The interest rate used for the interest income associated with the additional money market investments that resulted from the additional external borrowings was the average interest rate based on the actual money market investments.

  8. The additional administrative costs associated with maintaining separate Money Pool bank accounts and additional bank transfers that would be necessary to transfer NU funds between the two Money Pools was not included in the evaluation.

  9. The historical interest expense for the NU system was compared to the interest expense from the separate Money Pools.




FINDINGS

NU found that the use of two separate money pools, one for its non-utility subsidiaries and one for its utility subsidiaries, was feasible and, if used during the test period, would not have resulted in a significant increase in NU's interest expense. The study utilized historical money pool data to determine the change in (1) bank borrowings, (2) money market investments, (3) interest expense and (4) interest income that would have resulted from separate money pools. The study result is that net interest expense for the NU system would have increased by an aggregate of $2.7 Million over the 3.75 year period of the study. Additional means to limit this increase, such as dividends to NU Parent to allow cash transfer between the two money pools, were not considered in the study.

Additionally, the study found that during the test period there would have been no substantive benefit from having a separate non-utility money pool. This is primarily due to NU Parent generally having sufficient cash to fund both money pools. However, it should be noted that the study period does not necessarily represent the typical financial condition of the NU system. For example, during the test period, the Utility Subsidiaries were in a positive cash position as a result of selling substantially all of their generation assets and this led to fewer borrowings by the Utility Subsidiaries (either externally or through the NU
Money Pool), and fewer external borrowings by NU to fund the Non-Utility Subsidiaries. In a more typical situation, it is possible that there would be more borrowings required and the use of two money pools could lead to a less efficient use of system funds. For example, such an inefficient use of system funds would exist in a situation where a Utility Subsidiary has excess cash and a Non-Utility Subsidiary needs to borrow cash. With one Money Pool, the Utility Subsidiary could lend its excess cash to the Money Pool at the Fed Funds rate for use by the Non-Utility Subsidiary. With two pools, the Utility Subsidiary would invest its funds in external investments and NU would borrow funds from its short-term credit facility to lend to the Non-Utility
Subsidiary through the Non-Utility Money Pool. The interest rate paid by NU would generally be higher than the interest earned by the Utility Subsidiary. The end result is an inefficient use of system cash and increased administrative costs

As noted above, these inefficiencies would be mitigated by the Utility Subsidiaries dividending excess cash to NU, for further investment in the Non-Utility subsidiaries.

ANALYSIS OF INTEREST EXPENSE AND INCOME


                                                 NU SYSTEM
                                            COMBINED MONEY POOL
($ thousands)
BANK LOAN INTEREST EXPENSE            2000    2001   2002        YTD
                                                               9/30/03

Average Daily Bank Loan Balance (1)   290,303 99,746 136,804   34,441

Interest Expense                       24,523  6,753  3,962       808

Average Interest Rate                  8.45%   6.77%  2.90%     2.35%



MONEY MARKET FUND INTEREST INCOME     2000    2001   2002       YTD
                                                              9/30/03

Average Investable Balance (2)        64,863 186,152 38,892    36,047

Interest Income                        3,992   7,881    684       322

Average Interest Rate                  6.15%   4.23%  1.76%     0.89%


Net Interest Expense / (Income)       20,531  (1,128) 3,278       487



ANALYSIS OF INTEREST EXPENSE AND INCOME

                                           SEPARATE MONEY POOLS
                                          UTILITY & NON-UTILITY
($ thousands)
PRO-FORMA BANK LOAN INTEREST EXPENSE    2000   2001    2002       YTD
                                                               9/30/03

Average Daily Bank Loan Balance (1)    319,280 142,527 173,745  34,467

Pro-forma Interest Expense              27,117  9,993    5,049     809


Average Interest Rate                    8.49%  7.01%    2.91%   2.35%


PRO-FORMA MONEY MARKET FUND INTEREST    2000   2001    2002       YTD
INCOME                                                         9/30/03

Average Investable Balance (2)          93,840 228,934 75,833   36,332

Pro-forma Interest Income                5,771  9,684   1,335      436

Average Interest Rate                    6.15%  4.23%   1.76%    1.20%



Net Interest Expense / (Income)        21,346    309    3,715      373


Net Change in Interest Expense /         815   1,437      437        -
(Income)
Percent Change Interest Expense /       3.97%      -   13.34%        -
(Income)



Footnotes: Method of Calculation
(1) Average daily bank loan balance is the sum of all bank loans issued multiplied by the number of days outstanding, divided by the number of days in the year for 2000, 2001 & 2002.
For YTD - 9/30/03 the divisor was 273 days.

(2) Average investable balance is the sum of all daily surplus money pool cash balances divided by the number of days in the year for 2000, 2001 & 2002.
For YTD - 9/30/03 the divisor was 273 days.





BANK LOAN INTEREST EXPENSE (COMBINED MONEY POOL STRUCTURE)


                                        NU SYSTEM COMBINED MONEY POOL
                                            REGULATED COMPANIES
($ thousands)
BANK LOAN INTEREST EXPENSE            2000    2001     2002      YTD
                                                               9/30/03

Average Daily Bank Loan Balance (1)   168,964 52,642   82,084  13,208

Interest Expense                       13,659  3,186    2,350     293

Average Interest Rate                   8.08%  6.05%    2.86%   2.22%


                                       NU SYSTEM COMBINED MONEY POOL
                                           UNREGULATED COMPANIES
($ thousands)
BANK LOAN INTEREST EXPENSE            2000    2001     2002      YTD
                                                               9/30/03

Average Daily Bank Loan Balance (1)   121,339 47,104   54,721  21,233

Interest Expense                       10,864  3,567    1,611     515

Average Interest Rate                   8.95%  7.57%    2.94%   2.43%




BANK LOAN INTEREST EXPENSE (SEPARATE MONEY POOL STRUCTURE)

                                                 NU SYSTEM
                                        SEPARATE UTILITY MONEY POOL
($ thousands)

PRO-FORMA BANK LOAN INTEREST          2000     2001     2002     YTD
EXPENSE                                                        9/30/03

Average Daily Bank Loan Balance (1)   168,964  52,642   82,084  13,208

Pro-forma Interest Expense             13,659   3,186    2,350     293

Average Interest Rate                   8.08%   6.05%    2.86%   2.22%


                                                 NU SYSTEM
                                      SEPARATE NON-UTILITY MONEY POOL
($ thousands)

PRO-FORMA BANK LOAN INTEREST          2000     2001     2002     YTD
EXPENSE                                                        9/30/03

Average Daily Bank Loan Balance (1)   150,315  89,885   91,662  21,259

Pro-forma Interest Expense             13,458   6,807    2,699     516

Average Interest Rate                   8.95%   7.57%    2.94%    2.43%






MONEY MARKET FUND INTEREST INCOME (COMBINED MONEY POOL STRUCTURE)


                                                 NU SYSTEM
                                            COMBINED MONEY POOL
($ thousands)
MONEY MARKET FUND INTEREST INCOME     2000     2001     2002     YTD
                                                               9/30/03

Average Investable Balance (2)        64,863   186,152  38,892  36,047

Interest Income                        3,992     7,881     684     322

Average Interest Rate                  6.15%     4.23%   1.76%   0.89%





MONEY MARKET FUND INTEREST INCOME (SEPARATE MONEY POOL STRUCTURE)


                                            NU SYSTEM MONEY POOL
                                           SEPARATE UTILITY POOL
($ thousands)
PRO-FORMA MONEY MARKET FUND           2000     2001     2002     YTD
INTEREST INCOME                                                9/30/03

Average Investable Balance (2)        93,840   228,934  75,833  36,332

Pro-forma Interest Income              5,771     9,684   1,335     436

Average Interest Rate                  6.15%     4.23%   1.76%   1.20%


                                            NU SYSTEM MONEY POOL
                                         SEPARATE NON-UTILITY POOL
($ thousands)
PRO-FORMA MONEY MARKET FUND INTEREST  2000     2001     2002      YTD
 INCOME                                                        9/30/03

Average Investable Balance (2)         1,795    13,582   3,715  18,133

Pro-forma Interest Income                110       575      65     218

Average Interest Rate                  6.15%     4.23%   1.76%   1.20%


Footnotes: Method of Calculation
(1) Average daily bank loan balance is the sum of all bank loans issued multiplied by the number of days outstanding, divided by the number of days in the year for 2000, 2001 & 2002.
For YTD - 9/30/03 the divisor was 273 days.

(2) Average investable balance is the sum of all daily surplus money pool cash balances divided by the number of days in the year for 2000, 2001 & 2002.
For YTD - 9/30/03 the divisor was 273 days.